UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 6, 2009 (April 2, 2009)

Date of Report (Date of earliest event reported)

Wentworth Energy, Inc.

(Exact name of registrant as specified in its charter)

Oklahoma

(State or other jurisdiction)

0-32593

(Commission File Number)

73-1599600

(IRS Employer Identification No.)

800 N. Church Street, Suite C, Palestine, Texas, 75801

(Address of principal executive offices)

(903) 723-0395

Registrant’s telephone number, including area code

__________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 FR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 2, 2009, Mr. Neil Lande submitted his resignation as a director of Wentworth Energy, Inc. (the “Company”).  The Company’s remaining directors are Roger D. Williams, Michael S. Studdard, David W. Steward and Francis K. Ling.  In connection with his resignation, Mr. Lande furnished the correspondence that is filed as Exhibit 99.1 hereto.

Item 8.01

Other Events

The Company currently owes its senior secured lenders the principal amount of $53,776,572 under the terms of its Amended and Restated Senior Secured Convertible Notes and a Senior Secured Note, each dated October 31, 2007 (collectively, the “Senior Notes”).  Interest at the rate of 9.15% per annum began accruing on the Senior Notes commencing April 1, 2008, with the first payment of interest by the Company to its senior lenders being due on July 1, 2008 and payable thereafter quarterly until October 31, 2010, the maturity date of the Senior Notes.   The senior lenders agreed to waive and defer the Company’s obligation to make the required quarterly interest payment due on October 1, 2008 under the terms of the Senior Notes.  This waiver and deferral was given to the Company by the senior lenders upon the condition that the deferred interest payment and the additional interest payment that would become due on January 1, 2009 would be timely paid on or before January 1, 2009.  The Company did not have the available cash to make the required payments of interest due to the senior lenders on January 1, 2009 and the Company requested an additional waiver and extension of time for making such interest payments.  To date, the senior lenders have not agreed to give an additional extension and waiver.  In addition to the interest due and payable to the senior lenders on January 1, 2009, the Company did not have the available cash to make the quarterly interest payment that was due and payable under the Senior Notes on April 1, 2009.  As of this date, the approximate amount of past due interest payable by the Company to the senior lenders is $3,680,300.  Also, the Company is currently in default under its Amended and Restated Convertible Secured Debentures dated October 31, 2007 (the “Convertible Secured Debentures”), which were due and payable to certain of its senior lenders on January 11, 2009 in the principal amount of $1,237,973, plus accrued interest in the approximate amount of $148,560.

The Company has been in negotiations with its senior lenders concerning its current defaults under the Senior Notes and the Convertible Secured Debentures as a result of the past-due amounts described above.  The Company has also been engaged in negotiations with its senior lenders concerning a possible restructuring of its debt to the senior lenders.  To date, the Company has not been able to reach any kind of agreement with its senior lenders regarding its current defaults or a possible restructuring of its debt.  The Company does not have adequate cash or projected cash flows at this time to meet its current payment obligations under the Senior Notes or the Convertible Secured Debentures.  If the Company is not able to successfully negotiate further deferrals of payments or a significant restructuring of its debt, the senior lenders have the right to, and may elect to, accelerate the indebtedness due under the Senior Notes and the Convertible Secured Debentures and institute foreclosure proceedings upon the Company’s oil and gas assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 6, 2009

WENTWORTH ENERGY, INC.

/s/ Francis K. Ling

Francis K. Ling, Chief Financial Officer